Exhibit 99.1
STONE ENERGY CORPORATION
Announces Apparent High Bid on Eleven Gulf of Mexico Blocks
LAFAYETTE, LA. March 19, 2010
     Stone Energy Corporation (NYSE: SGY) today announced the results of its participation in the Outer Continental Shelf Sale 213 held Wednesday, March 17, 2010 by the Minerals Management Service (“MMS”) in New Orleans covering available blocks in the central Gulf of Mexico. Stone submitted the apparent high bid (“AHB”) on eleven offshore blocks. Stone’s share of the lease bonuses for the eleven AHBs totaled approximately $10.7 million. The lease acquisitions will add approximately 57,815 gross acres and 40,546 net acres to Stone’s leasehold inventory. The AHBs are subject to a review process by the MMS before they can be awarded.
     The AHB on each block is indicated below:

Block	AHB	SGY WI%	SGY Share

Green Canyon 823*	$6,250,000	50%	$3,125,000
Green Canyon 867*	3,250,000	50%	1,625,000
Mississippi Canyon 40*	570,000	50%	285,000
Mississippi Canyon 297*	655,600	100%	655,600
Mississippi Canyon 408*	1,556,000	100%	1,556,000
Mississippi Canyon 409*	1,556,000	100%	1,556,000
Mississippi Canyon 986*	755,000	50%	377,500
Main Pass 278	655,500	75%	491,625
Main Pass 314	512,500	60%	307,500
Ship Shoal 171	1,325,000	50%	662,500
West Cameron 56	88,500	100%	88,500

			$10,730,225

*	Indicates deepwater block
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-521-9880-fax or via e-mail at CFO@StoneEnergy.com.
Forward Looking Statement
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.